Exhibit 10.1

PACIRA BIOSCIENCES, INC.

DEFERRED COMPENSATION PLAN

Effective May 25, 2020

ARTICLE I. PURPOSE AND NATURE OF PLAN

The purpose of the Plan is to provide a means for Eligible Employees to defer receipt of a portion of their compensation in order for the Employer to attract and retain exceptional executives. The Employer intends that the Plan shall constitute, and shall be construed and administered as, an unfunded plan of deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended, and the Code. The Plan is not intended to be qualified under Code Section 401(a). The Plan is effective as of May 25, 2020.

ARTICLE II. DEFINITIONS

Whenever capitalized herein, the following terms shall have the respective meanings set forth below, unless the context clearly indicates otherwise.

2.1       “Account” means, with respect to a Participant, a separate unfunded account, including an Annual Account and an Account established pursuant to Section 5.2, established on the books of the Employer for purposes of recording such Participant's interest under the Plan.

2.2       “Acquirer” means a third party that is not a current an affiliate of the Company and is a party to a Change in Control.

2.3       “Annual Account” means, with respect to a Participant, an Account established on the books of the Employer to record amounts attributable to such Participant’s Salary and Bonus deferrals for a particular Plan Year and any Matching Amounts related thereto.

2.4       “Administrator” means the Compensation Committee.

2.5       “Affiliate” means (a) a member of a controlled group of corporations as defined in Code Section 414(b) of which the Company is also a member or (b) a trade or business that is under common control with the Company as determined in accordance with Code Section 414(c); provided, however, that the determination of whether a corporation, trade or business (whether or not incorporated) is an Affiliate will be made by substituting the phrase "at least 50 percent" for the phrase "at least 80 percent" at each place that the latter phrase appears in Code Section 1563(a)(1), (2) and (3) and Treasury Regulations Section 1.414(c)-2.

2.6       “Beneficiary” means the person, trust or other entity designated by the Participant in accordance with Section 8.5(b) hereof to receive payment under the Plan in the event of the Participant's death.

2.7       “Board” means the Board of Directors of the Company.

Pacira BioSciences, Inc. Deferred Compensation Plan	Page 1

2.8       “Change in Control” means, with respect to a Participant, the occurrence of any of the following events with respect of the Participant's Employer:

(a)       the sale or transfer (whether by sale of capital stock or merger) of more than fifty percent (50%) of the Employer’s issued and outstanding equity to the Acquirer; or

(b)       the sale of at least 90% of the Employer’s assets to the Acquirer;

provided such event also constitutes a “change in control event” under Treasury Regulation Section 1.409A-3(i)(5). Solely for purposes of this Section 2.8, “Employer” includes those entities described in Treasury Regulation Section 1.409A-3(i)(5)(ii) and the third paragraph of Section VI.E of the preamble to the Proposed Treasury Regulations issued under Code Section 409A on September 29, 2005, to the extent permitted therein.

2.9       “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

2.10       “Company” means Pacira BioSciences, Inc., a Delaware corporation, or any successor thereto.

2.11       “Compensation Committee” means the Compensation Committee of the Board.

2.12       “Deferral Agreement” means the election form(s) promulgated by the Administrator and executed by the Participant authorizing the deferral of all or a portion of the Participant’s Salary and/or Bonus and consenting to the terms and conditions of the Plan, the same as if the Participant were a signatory hereto. The Deferral Agreement may be in electronic form and the Participant’s execution thereof may be evidenced electronically.

2.13       “Disabled” means, with respect to a Participant, that such Participant has a Disability.

2.14       “Disability” means a permanent and total disability that prevents a Participant from performing the material duties of his normal occupation for a period of at least six-consecutive months. Whether a Participant has a Disability shall be determined by the Board, in its sole discretion.

2.15       “Eligible Employee” means an Employee who is designated as an Eligible Employee by the Compensation Committee; provided, however, that only those Employees who are members of a select group of management or highly compensated employees can be designated as (or remain) Eligible Employees. The Compensation Committee may, in its sole discretion, revoke an Employee’s status as an Eligible Employee at any time and for any reason; provided, however, that any such revocation shall not affect the Participant's rights with respect to amounts already credited to his or her Accounts or terminate the Participant's outstanding Deferral Agreements.

Pacira BioSciences, Inc. Deferred Compensation Plan	Page 2

2.16       “Employee” means a person who is treated by an Employer as an employee for payroll tax purposes.

2.17       “Employer” means the Company and any Affiliate that adopts the Plan with the Company's consent.

2.18       “ERISA” means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

2.19       “401(k) Plan” means the Pacira BioSciences, Inc. 401(k) Salary Savings Plan, as amended and in effect from time to time.

2.20       “Initial Claims Reviewer” means the person or persons appointed by the Administrator to make the initial determination on benefit claims under the Plan pursuant to Section 9.4(b), or, if no such person has been so appointed, the Administrator.

2.21       “Matching Amount” means an amount credited to a Participant’s Annual Account for a Plan Year pursuant to Section 5.1.

2.22       “Measurement Fund” means a fund established by the Administrator to serve as a measurement device for calculating earnings and losses to be allocated to Participant Accounts.

2.23       “Participant” means an Eligible Employee who has elected, under the Plan, to defer payment of all or any portion of his or her Salary and/or Bonus (or any Eligible Employee for whom an amount has been credit to an Account pursuant to Section 5.2 hereof, whether or not such Eligible Employee has also elected to defer any portion of his or her Salary or Bonus). A person remains a Participant so long as he or she has an Account balance under the Plan, whether or not he or she remains an Eligible Employee.

2.24       “Performance Period” means the performance period to which a Bonus relates.

2.25       “Plan” means the Pacira BioSciences, Inc. Deferred Compensation Plan, as set forth herein, together with all amendments hereto.

2.26       “Plan Year” means the calendar year.

2.27       “Retirement” means a Participant's Termination on or after the date on which the Participant attains age 65.

2.28       “Terminate” and its derivations, such as “Termination,” mean separation from service, within the meaning of Code Section 409A(a)(2)(A)(i), with the Employer and the Affiliates.

2.29       “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, the Participant's Beneficiary or the Participant's dependent (as defined in Code Section 152(a)), without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For example: (a) the imminent foreclosure of or eviction from the Participant's primary residence may constitute an Unforeseeable Emergency; (b) the need to pay for medical expenses, including nonrefundable deductibles, as well as for the costs of prescription drug medication may constitute an Unforeseeable Emergency; (c) the need to pay for the funeral expenses of a spouse, a Beneficiary, or a dependent (as defined in Code Section 152, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)) may constitute an Unforeseeable Emergency; and (d) the purchase of a home and the payment of college tuition do not constitute Unforeseeable Emergencies.

Pacira BioSciences, Inc. Deferred Compensation Plan	Page 3

ARTICLE III. ELIGIBILITY AND PARTICIPATION

3.1       Eligibility. An Eligible Employee will be eligible to participate in the Plan as of the date designated by the Compensation Committee.

3.2       Participation. An Eligible Employee will become a Participant by completing a Deferral Agreement and filing it with the Company in accordance with Article IV hereof.

ARTICLE IV. DEFERRALS OF SALARY AND BONUS

4.1       Deferral of Salary.

(a)       Subject to any minimum and maximum deferral requirements that the Administrator may establish, prior to the beginning of each Plan Year, an Eligible Employee may elect to defer receipt of a portion of the Salary that he or she anticipates earning during such Plan Year. An Eligible Employee shall make such election by filing a completed Deferral Agreement with the Company in accordance with, and subject to, such rules and procedures as the Administrator may establish; provided, however that such Deferral Agreement must be filed with the Company prior to the first day of the Plan Year for which it is to be effective and shall become irrevocable with respect to a Plan Year on the last day of the Plan Year immediately preceding such Plan Year.

(b)       Notwithstanding Section 4.1(a), subject to any minimum and maximum deferral requirements that the Administrator may establish, prior to the beginning of each Plan Year, an Eligible Employee who first becomes eligible to participate in the Plan during a Plan Year, including Eligible Employees who become eligible to participate in 2020, may elect to defer Salary that he or she has not yet earned (as of the date his or her Deferral Agreement is filed with the Company) in that Plan Year, provided he or she files a Deferral Agreement with the Company, in accordance with, and subject to, such rules and procedures as the Administrator may establish, within 30 days following the date on which he or she first becomes eligible to participate in the Plan.

4.2       Deferral of Bonus. Subject to any minimum or maximum deferral requirements that the Administrator may establish, an Eligible Employee may elect to defer receipt of all or any portion of any Bonus that he or she anticipates earning with respect to any Performance Period beginning during a Plan Year. An Eligible Employee shall make such election by filing a completed Deferral Agreement with the Company in accordance with, and subject to, such rules and procedures as the Administrator may establish; provided, however that such Deferral Agreement must be filed with the Company prior to the first day of the Plan Year in which the Performance Period applicable to such Bonus begins and shall become irrevocable with respect to such Bonus on the last day of the Plan Year immediately preceding such Plan Year (or on such earlier date as the Administrator may specify). Notwithstanding the foregoing, if an Eligible Employee first becomes eligible to participate in the Plan during a Plan Year, such Eligible Employee cannot elect to defer any portion of any Bonus he or she may receive with respect to any Performance Period beginning during the Plan Year in which he or she first becomes eligible to participate in the Plan.

Pacira BioSciences, Inc. Deferred Compensation Plan	Page 4

(b)       Notwithstanding Section 4.2(a), subject to any minimum and maximum deferral requirements that the Administrator may establish, an Eligible Employee who first becomes eligible to participate in the Plan during the Plan Year commencing on May 25, 2020 may elect to defer any Bonus he or she earns for 2020, provided he or she files a Deferral Agreement with the Company, in accordance with, and subject to, such rules and procedures as the Administrator may establish, on or before June 30, 2020 (or such earlier date as is specified by the Administrator); provided, however, that this Section 4.2(b) shall not apply to an Eligible Employee who was hired by the Employer after January 1, 2020.

4.3       Suspension of Deferral Elections. A Participant may reduce or suspend his or her deferrals under the Plan for a Plan Year if the Administrator determines that the Participant has experienced (or would experience, if such a reduction or suspension were not permitted) an Unforeseeable Emergency that cannot be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant's assets (to the extent the liquidation would not itself cause severe financial hardship). Any Participant who wishes to reduce or suspend his deferrals for a Plan Year pursuant to this Section 4.3 must file a written request for such suspension, together with such supporting documentation as the Administrator may require, with the Administrator for review and approval. Such suspension shall become effective as soon as administratively practicable after it is approved by the Administrator. A Participant who has suspended his deferrals under this Section 4.3 may not recommence those deferrals until the first day of the following Plan Year.

4.4       Accounting. The Employer shall credit a Participant's deferrals pursuant to Section 4.1 and/or 4.2 hereof for a Plan Year to the Participant’s Annual Account for such Plan Year on or as soon as administratively practicable after the date on which such amounts would have been paid had they not been deferred by the Participant.

ARTICLE V. ADDITIONAL ALLOCATIONS

5.1       Matching Amount. The Employer shall credit a Participant’s Annual Account for a Plan Year with an amount equal to the matching contributions that the Employer would have made to the 401(k) Plan with respect to the Participant’s Salary and Bonus deferrals covered by the Participant’s Deferral Agreement for such Plan Year had such amounts been deferred under the 401(k) Plan, without regard to any limitations imposed under Section 401(a)(17) or 402(g) of the Code, but only if the Participant remains employed by the Employer or an Affiliate as of the date on which such amount is credited to his or her Annual Account. Such credit(s) shall be made on or about the date(s) matching contributions for the calendar year in which the deferral occurs are made to the 401(k) Plan.

Pacira BioSciences, Inc. Deferred Compensation Plan	Page 5

5.2       Discretionary Amounts. The Employer may, from time to time, credit a separate Account established for a Participant with such amount as the Employer, in its sole and absolute discretion, may determine. The Employer is not required to credit any amounts under this Section 5.2 to any Participant, and may credit different amounts to different Participants and at different times. Any amounts credited to a Participant’s Account pursuant to this Section 5.1 will be subject to such vesting schedule(s) as the Employer may establish and will be distributed at such time(s) and in such form(s) as the Employer may designated at the time such amount is credited to the Participant’s Account. If the Employer does not designate a special vesting schedule for any such amount, then such amount, adjusted pursuant to Section 6.2 for any earnings and losses related thereto, will be fully vested at all times. If the Employer does not designate a time and/or form of payment, such amount, adjusted pursuant to Section 6.2 for any earnings and losses related thereto, will be distributed in a lump sum during the second month of the first calendar quarter commencing after the Participant’s Termination or death or, if earlier, within 90 days after a Change in Control (the .actual date during such 90-day period on which distribution will be made will be determined by the Administrator, in its sole and absolute discretion, and neither the Participant nor his or her Beneficiary will have any right to designate that date or the taxable year of the payment).

ARTICLE VI. ACCOUNTS

6.1       Establishment and Nature of Participant Accounts. The Employer will establish and maintain one or more Accounts in the name of each Participant to reflect the Participant's interest under the Plan. A separate Annual Account will be established and maintained with respect to each Plan Year for which the Participant defers Salary and/or Bonus. One or more separate Accounts shall also be maintained for any additional amounts credited to the Participant pursuant to Section 5.2 hereof. The maintenance of such Accounts is for recordkeeping purposes only and will not represent any investment made on any Participant's behalf by the Administrator, the Employer or any other person. No funds or other assets of the Employer will be segregated or attributable to the amounts that may be credited to a Participant's Accounts from time to time, but rather benefit payments under the Plan will be made solely from the general assets of the Employer at the time any such payments become due and payable.

6.2       Account Earnings.

(a)       Allocation of Earnings or Losses. Participant Accounts shall be adjusted for any earnings or losses related thereto on each day that the New York Stock Exchange is open for trading. The amount of earnings or losses to be allocated to a Participant’s Accounts will be based upon the investment performance of the Measurement Funds selected by the Participant pursuant to Section 6.2(b) hereof, net of any fund operating expenses. To the extent a Participant fails to select a Measurement Fund with respect to any portion of his or her Accounts, such Participant will be deemed to have selected the Measurement Fund designated by the Administrator as the default Measurement Fund.

Pacira BioSciences, Inc. Deferred Compensation Plan	Page 6

(b)       Selection of Measurement Funds. A Participant may allocate and reallocate his or her Accounts (and future contributions thereto) among the various Measurement Funds established by the Administrator from time to time. All such allocations and reallocations shall be made in accordance with, and subject to, such rules and procedures as the Administrator may establish. The Administrator may, in its sole and absolute discretion, discontinue, substitute or add any Measurement Fund(s) at any time.

(c)       No Actual Investment. The Measurement Funds are to be used for earnings and loss measurement purposes only. The use of a particular Measurement Fund, whether or not pursuant to a Participant's selection of such Measurement Fund, and the crediting or debiting of amounts to a Participant's Accounts based on such Measurement Fund, shall not be considered or construed as an actual investment by, or on behalf of, such Participant in any Measurement Fund or any other investment or to require the Employer to invest the Employer’s assets in such Measurement Fund or in any other particular investment. No Participant or Beneficiary shall have any preferred claim to the amounts credited to his or her Accounts or to any assets of the Employer on account of a Participant's participation in the Plan prior to the time such amounts are actually paid to the Participant or Beneficiary, and then only to the extent of any such payment.

ARTICLE VII. VESTING

7.1       Salary and Bonus Deferrals. A Participant shall be fully vested in his or her Annual Accounts (other than the portion thereof attributable to Matching Amounts) at all times, subject only to the Participant’s status as a general unsecured creditor of the Employer in the event of its insolvency or bankruptcy.

7.2       Matching Amounts. Matching Amounts credited to a Participant’s Annual Account for a Plan Year pursuant to Section 5.1 shall become fully vested on April 1 of the calendar year immediately following the calendar year in which such amounts are credited to such Annual Account, provided the Participant remains continuously employed by an Employer or any Affiliate until such April 1. In addition, a Participant shall become fully vested in such amounts prior to such April 1 if, prior to such date, he or she Terminates due to Retirement or becomes Disabled or dies while still employed by the Employer or an Affiliate. Prior to becoming fully vested, a Participant shall have no vested interest in such amounts.

7.3       Discretionary Amounts. Any Discretionary Amount credited to a Participant’s Account pursuant to Section 5.2 shall become vested in accordance with the provisions of Section 5.2.

7.4       Forfeitures. Any unvested balance in a Participant’s Accounts shall be immediately forfeited by the Participant upon his or her Termination.

7.5       Change in Control. Notwithstanding the foregoing provisions of this Article VII, a Participant who is employed by the Employer or an Affiliate on the date of a Change in Control shall become fully vested in all of his or her Accounts on such date.

Pacira BioSciences, Inc. Deferred Compensation Plan	Page 7

ARTICLE VIII. DISTRIBUTIONS

8.1       Timing of Distribution.

(a)       Distribution Upon Termination. Except as provided otherwise in this Article VIII (and subject to Section 11.12), all vested amounts credited to a Participant's Annual Accounts shall be distributed, or commence to be distributed, to the Participant during the second month of the first calendar quarter commencing after the date on which the Participant Terminates.

(b)       In-Service Distribution. If elected by the Participant in his Deferral Agreement for a particular Plan Year (or in such other form as the Administrator may prescribe and which the Participant files with the Employer along with his Deferral Agreement), the vested amounts credited to the Participant's Annual Account for such Plan Year shall be distributed (or commence to be distributed) to the Participant in the second month of the calendar quarter specified by the Participant in such Deferral Agreement (or other form); provided, however, that no amounts may be distributed pursuant to this Section 8.1(b) prior to the fourth calendar year commencing after the end of the Plan Year to which such Annual Account relates; and provided further that a Participant’s election under this Section 8.1(b) shall not become effective if the Participant Terminates or dies prior to the date on which distribution pursuant to such election has been made or commenced to be made.

(c)       No Changing Time of Distribution Election. A Participant may not change his or her time of distribution election with respect to an Annual Account once that election has become irrevocable, which will occur at the same time as the related Deferral Agreement becomes irrevocable.

(d)       Discretionary Amounts. Any Discretionary Amount credited to a Participant’s Account pursuant to Section 5.2 shall be distributed in accordance with the provisions of Section 5.2.

8.2       Form of Distribution.

(a)       Normal Form of Distribution. Except as provided in Section 8.2(b), all amounts credited to a Participant’s Annual Accounts will be distributed in a lump sum.

(b)       Installment Payments. In lieu of receiving distribution in the form of a lump sum, a Participant may elect in his or her Deferral Agreement for a particular Plan Year (or in such other form as the Administrator may prescribe and which the Participant files with the Company along with such Deferral Agreement) to have his or her Annual Account for such Plan Year distributed in the form of annual installments over a period of 2, 3, 4 or 5 years. The first installment shall be paid at the time specified in Section 8.1(a) or 8.1(b) and subsequent installments shall be paid on or about the annual anniversary date of the first installment. The amount of any installment shall be equal to the quotient obtained by dividing the vested balance in such Account as of the valuation date immediately preceding the date on which such installment is processed by the number of payments (including the installment being processed) remaining in the installment period.

Pacira BioSciences, Inc. Deferred Compensation Plan	Page 8

(c)       No Changing Form of Distribution Election. A Participant may not change his or her form of distribution election with respect to an Annual Account once that election has become irrevocable, which will occur at the same time as the related Deferral Agreement becomes irrevocable.

(d)       Discretionary Amounts. Any Discretionary Amount credited to a Participant’s Account pursuant to Section 5.2 shall be distributed in accordance with the provisions of Section 5.2.

8.3       Unforeseeable Emergencies.

(a)       Any Participant who experiences an Unforeseeable Emergency may request a distribution from his or her Accounts under the Plan. The amount of any such distribution may not exceed the lesser of the vested balance in the Participant's Accounts as of the date of distribution or the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay Federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the distribution). Whether a Participant has experienced an Unforeseeable Emergency permitting a distribution under this Section 8.3 shall be determined by the Administrator based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of an Unforeseeable Emergency may not be made to the extent that the emergency need is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant's assets (to the extent the liquidation would not itself cause severe financial hardship), or by cessation of deferrals under the Plan. A Participant shall be required to submit a written request for such a withdrawal, together with such supporting documentation as the Administrator may require, to the Administrator for review and approval. If the Administrator approves the Participant's request, the Participant's deferrals shall be cancelled prospectively, effective upon the date of such approval, and any distribution shall be made within 90 days after such approval. (The actual date during the 90-day period on which distribution will be made shall be determined by the Administrator, in its sole and absolute discretion, and the Participant shall have no right to designate that date or the taxable year of the payment.) If the Participant's emergency need can be satisfied simply by cancelling the Participant's deferrals without a corresponding distribution, then the Administrator may authorize such cancellation, even though no distribution can be made. A Participant whose deferrals have been cancelled under this Section 8.3(a) may not recommence deferrals under the Plan until the first day of the following Plan Year.

(b)       The recommencement of deferrals following cancellation pursuant to this Section 8.3 shall be governed by the provisions of Sections 4.1 and 4.2 hereof.

Pacira BioSciences, Inc. Deferred Compensation Plan	Page 9

8.4       Distribution Upon Death.

(a)       Upon the death of a Participant, any vested balance in the Participant's Accounts that has not yet been distributed shall be paid in a lump sum to the Participant's Beneficiary within 90 days after the Participant's death. The actual date during the applicable 90-day period on which payment is made shall be determined by the Administrator, in its sole and absolute discretion, and neither the Participant nor the Participant's Beneficiary shall have any right to designate that date or the taxable year of the payment.

(b)       A Participant shall designate his or her Beneficiary on such form (filed with the Company) as the Administrator shall prescribe and may change that designation at any time by filing a new beneficiary designation with the Company. The most recent beneficiary designation on file with the Company shall be controlling. If the Participant fails to designate a Beneficiary, or if all of the Participant's designated Beneficiaries predecease the Participant, then the Participant's Beneficiary shall be the Participant's surviving spouse or, if the Participant has no surviving spouse, the Participant's estate.

8.5       Small Benefit Cash Outs. Notwithstanding Section 5.2, 8.1 or 8.2, if the total remaining vested balance in a Participant’s Accounts as of any date following the Participant’s Termination, when combined with the Participant’s vested interest on such date under any other nonqualifed deferred compensation plan, method, program or other arrangement that must be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c)(2) (each an “Aggregated Plan”), fails to exceed the applicable dollar amount under Code Section 402(g)(1)(B) for the year of payment, then the Administrator may direct the Employer to immediately distribute the total remaining vested balance in the Participant’s Accounts in a lump sum; provided, however, that this Section 8.5 will apply to a Participant only if the Participant’s remaining vested interest in each Aggregated Plan is distributed at the same time as his interest under the Plan is distributed pursuant to this Section 8.5.

8.6       Change in Control. Notwithstanding Section 8.1 or 8.2, any unpaid vested balance in a Participant's Annual Accounts will be distributed to the Participant (or, in the case of the Participant's death, the Participant's Beneficiary) in a lump sum cash payment within 90 days following a Change in Control, whether or not the Participant Terminated or died on or before such date. The actual date during such 90-day period on which distribution will be made will be determined by the Administrator, in its sole and absolute discretion, and neither the Participant nor his or her Beneficiary will have any right to designate that date or the taxable year of the payment.

ARTICLE IX. ADMINISTRATION

9.1       Plan Administration.

(a)       The Plan will be administered by the Administrator.

(b)       The Administrator has all discretionary and other authority to control and manage the operation and administration of the Plan, except such authority as is specifically allocated otherwise by or under the terms hereof, and has the power to take any action that it deems necessary or appropriate to carry out such responsibilities, including, without limitation, the discretionary authority to (i) construe, interpret and apply the terms and provisions of the Plan, (ii) prescribe such rules and regulations, and issue such directives, as it deems necessary or appropriate for the administration of the Plan, and (iii) make all other determinations and decisions as it deems necessary or appropriate for the administration of the Plan. The Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it, in its discretion, deems appropriate.

Pacira BioSciences, Inc. Deferred Compensation Plan	Page 10

(c)       No Participant who represents or is authorized to act on behalf of (or who is a member of) the Administrator or the Board may decide, determine or act on any matter that affects the distribution, nature or method of settlement of solely his or her benefit under the Plan, except in exercising an election available to that Participant in his or her capacity as a Participant.

(d)       The determination of the Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan shall be final, binding, and conclusive upon all persons and shall be given the greatest deference permitted by law.

9.2       Expenses. All costs and expenses that are necessary to operate and administer the Plan and Trust will be paid by the Employer.

9.3       Disputed Payee or Act. If any dispute arises regarding the person to whom payment or delivery of any sums or property should be made by the Employer, or regarding any act to be performed, the Employer may, in its sole and absolute discretion, retain such payment and postpone the performing of such act until final adjudication of such dispute has been made in a court of competent jurisdiction or otherwise to the satisfaction of the Employer or until the Employer has been indemnified against loss to its satisfaction.

9.4       Claims Procedure.

(a)       Filing a Claim. A Participant or a Beneficiary (the "Claimant"), or the authorized representative of either, who believes that he or she has been denied benefits to which he or she is entitled under the Plan may file a written claim for such benefits with the Initial Claims Reviewer. Any claim must be in writing and must contain the following information:

(1)	The reason for making the claim;

(2)	The facts supporting the claim;

(3)	The amount claimed; and

(4)	The Claimant's name and his or her (or his or her authorized representative's) address.

(b)       Claim Review. Claims will be decided by the Initial Claims Reviewer, which will make its decision with respect to a claim and notify the Claimant (or his or her authorized representative) in writing of such decision within 90 days (45 days in the case of a claim related to a Participant's Disability) after receiving the claim. The Initial Claims Reviewer may extend this 90-day period (45-day period in the case of a claim related to a Participant's Disability) for an additional 90 days (30 days in the case of a claim related to a Participant's Disability) if Initial Claims Reviewer determines that special circumstances require additional time to process the claim. The Initial Claims Reviewer will notify the Claimant (or his or her authorized representative) in writing of any such extension within 90 days (45 days in the case of a claim related to a Participant's Disability) of receiving the claim. The notice will include the reason(s) why the extension is necessary and the date by which the Initial Claims Reviewer expects to render its decision on the claim. Claims related to a Participant's Disability will be subject to such additional procedures as are specified in 29 C.F.R. § 2560.503-1 for disability claims.

Pacira BioSciences, Inc. Deferred Compensation Plan	Page 11

If a claim is partially or completely denied, the written notice to the Claimant (or his or her authorized representative) will include:

(1)	The specific reason or reasons for the denial;

(2)	Reference to the specific Plan provisions on which the denial is based;

(3)	A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary;

(4)	A description of the Plan’s claim appeal procedure (and the time limits applicable thereto), including a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA, following an adverse determination on appeal; and

(5)	In the case of an adverse benefit determination related to a Participant's Disability:

(i)	A discussion of the decision, including an explanation of the basis for disagreeing with or not following (i) the views presented by the claimant to the Plan of health care professionals treating the Participant and vocational professionals who evaluated the Participant, (ii) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the adverse benefit determination, without regard to whether the advice was relied upon in making the determination, and (iii) a disability determination regarding the Participant presented by the claimant to the Plan made by the Social Security Administration;

(ii)	If the adverse determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Participant's medical circumstances, or a statement that such explanation will be provided free of charge upon request;

(iii)	Either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist; and

Pacira BioSciences, Inc. Deferred Compensation Plan	Page 12

(iv)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (within the meaning of 29 CFR 2560.503-1(m)(8)) to the claimant's claim for disability benefits.

(c)       Appealing a Claim Denial. If a claim is partially or completely denied, the Claimant has the right to appeal the denial. To appeal a claim denial, the Claimant (or his or her authorized representative) must file a written request for appeal with the Administrator within 60 days (180 days in the case of a claim related to a Participant's Disability) after receiving written notice of the claim denial. This written request for appeal should include:

(1)	A statement of the grounds on which the appeal is based;

(2)	Reference to the specific Plan provisions that support your claim;

(3)	The reason(s) or argument(s) why the Claimant believes the claim should be granted and the evidence supporting each reason or argument; and

(4)	Any other comments, documents, records or information relating to the claim that the Claimant wishes to submit.

The Claimant (or his or her authorized representative) will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (within the meaning of 29 C.F.R. § 2560.503-1(m)(8)) to his or her claim.

(d)       Decision on Appeal. Appeals will be decided by the Administrator, which will render its decision with respect to an appeal and notify the Claimant (or his or her authorized representative) in writing of such decision within 60 days (45 days in the case of a claim related to a Participant's Disability) after receiving the appeal. The may extend this 60-day period (45-day period in the case of a claim related to a Participant's Disability) for an additional 60 days (45 days in the case of a claim related to a Participant's Disability) if it determines that special circumstances require additional time to process the appeal. The Administrator will notify the Claimant (or his or her authorized representative) in writing of any such extension within 60 days (45 days in the case of a claim related to a Participant's Disability) of receiving the appeal. The notice will include the reason(s) why the extension is necessary and the date by which the Administrator expects to render its decision on the appeal. In reaching its decision, the Administrator will take into account all of the comments, documents, records and other information that the Claimant (or his or her authorized representative) submitted, without regard to whether such information was submitted or considered by the Initial Claims Reviewer in the Initial Claims Reviewer's denial of the claim, and the Administrator will not afford any deference to the Initial Claims Reviewer's denial of the claim. Appeals of denials of claims related to a Participant's Disability will be subject to such additional procedures as are specified in 29 C.F.R. § 2560.503-1 for such appeals.

Pacira BioSciences, Inc. Deferred Compensation Plan	Page 13

If a claim is partially or completely denied on appeal, the written notice of claim denial will include the following:

(1)	The specific reason or reasons for the denial;

(2)	Reference to the specific Plan provisions on which the denial is based;

(3)	A statement that the Claimant (or his or her authorized representative) is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (within the meaning of 29 C.F.R. § 2560.503-1(m)(8)) to the claim;

(4)	A statement of the Claimant's right to bring an action under Section 502(a) of ERISA; and

(5)	In the case of an adverse benefit determination related to a Participant's Disability:

(i)	Any applicable contractual limitations period that applies to the claimant's right to bring a civil action under ERISA Section 502(a), including the calendar date on which the contractual limitations period expires for the claim;

(ii)	A discussion of the decision, including an explanation of the basis for disagreeing with or not following (i) the views presented by the claimant to the Plan of health care professionals treating the Participant and vocational professionals who evaluated the Participant, (ii) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant's adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination, and (iii) a disability determination regarding the Participant presented by the claimant to the Plan made by the Social Security Administration;

(iii)	If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant's medical circumstances, or a statement that such explanation will be provided free of charge upon request; and

(iv)	Either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist.

(e)       Filing Suit. A Participant or Beneficiary must comply with the claim and appeal procedures described above before seeking any other legal recourse (including filing a lawsuit under ERISA Section 502(a)) regarding claims for benefits. If a Claimant wishes to file a court action after exhausting the foregoing procedures, the Claimant (or his or her authorized representative) must file such action in a court of competent jurisdiction within 180 days after the date on which the Claimant (or his or her authorized representative) received the Administrator’s written denial of the appeal or, if earlier, one year after the date of the occurrence of the alleged facts or conduct giving rise to the claim (including, without limitation, the date the Claimant alleges he or she became entitled to Plan benefits requested in the suit or legal action). Any further review, judicial or otherwise, of the Administrator's decision on the Claimant’s claim will be limited to whether, in the particular instance, the Administrator abused its discretion. In no event will such judicial review be on a de novo basis, because the Administrator has discretionary authority to determine eligibility for (and the amount of) benefits under the Plan and to construe and interpret the terms and provisions of the Plan.

Pacira BioSciences, Inc. Deferred Compensation Plan	Page 14

ARTICLE X. AMENDMENT, MODIFICATION AND TERMINATION

The Plan may be amended, modified or terminated at any time by the Board; provided, however, that no amendment, modification or termination may reduce the balance in a Participant's Accounts or adversely affect the vesting schedule applicable to any of a Participant’s Accounts. If the Plan is terminated, then all Accounts will be distributed to Participants at the same time and in the same form as they would have been distributed had the Plan not been terminated, unless the Board, in its sole and absolute discretion, directs that distributions occur sooner in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4)(ix).

ARTICLE XI. MISCELLANEOUS

11.1       Plan Year. The Plan year is the calendar year.

11.2       Withholding for Taxes and Other Deductions. The Employer will deduct from any distribution under the Plan any applicable taxes that it is required by law to withhold. In addition, the Employer may also deduct from any distribution under the Plan any amounts owed by the Participant to the Employer; provided, however, that the amount deducted from any distribution may not exceed the amount of such distribution or withdrawal, less any applicable tax withholding.

11.3       No Right to Employment. Nothing contained in the Plan or in any Deferral Agreement executed by a Participant in connection herewith will be construed to (a) confer upon any Employee or any other person any right of employment with the Employer, (b) restrict in any way with the Employer's right to terminate or change the terms or conditions of any Employee's or any other person's employment at any time or for any reason, or (c) confer upon any Employee or any other person any claim or right to any distribution under the Plan except in accordance with its terms.

11.4       Alienation Prohibited. Neither a Participant nor a Beneficiary, nor any other person, shall have any right or ability to anticipate, alienate, sell, transfer, assign, pledge or encumber, either voluntarily or involuntarily, any amount due or expected to become due under the Plan prior to actual receipt thereof, and any attempt to do so shall be null and void. No amount due or expected to become due under the Plan shall, prior to actual payment thereof, be (a) subject to attachment, garnishment, execution, levy, sequestration or other seizure for the payment of any debts, judgments, alimony, separate maintenance, child support or other amounts owed by the a Participant, Beneficiary or any other person, (b) transferable by operation of law in the event of a Participant's, Beneficiary's or any other person's bankruptcy or insolvency, or (c) transferable to a spouse or any other person as a result of a property settlement or otherwise. Notwithstanding the foregoing, the Administrator, in its sole discretion, may authorize payment (including immediate payment) to an alternate payee to the extent necessary to fulfill a "domestic relations order," as defined in Code Section 414(p)(1)(B).

Pacira BioSciences, Inc. Deferred Compensation Plan	Page 15

11.5       Unfunded Plan. Notwithstanding the existence of the Trust, the Plan shall be unfunded. All amounts deferred by, or credited to, Participants under the Plan, and all Participant Accounts established and maintained pursuant to the Plan shall continue for all purposes to be part of the general assets of the Employer until distributed; and all benefits under the Plan shall be paid solely from the general assets of the Employer. The Plan constitutes a mere promise by the Employer to make benefit payments in the future. Participants and Beneficiaries will at all times be and remain general unsecured creditors of the Employer with respect to the Plan and any rights and benefits thereunder.

11.6       General Limitation of Liability. None of the Employer, the Board, the Compensation Committee, the Administrator or any other person will be liable, either jointly or severally, for any act or failure to act or for anything whatsoever in connection with the Plan, or the administration thereof, except, and only to the extent of, liability imposed because of willful misconduct, gross negligence or bad faith. All benefit payments will be made solely from the general assets of the Employer.

11.7       No Guaranty of Tax Consequences. None of the Employer, the Board, the Compensation Committee, the Administrator or any other person makes any representations, warranties or guaranties to any Participant with respect to any tax, economic or legal consequences of participation in the Plan, including without limitation under Code Section 409A, and no provision of the Plan (including, without limitation, Section 11.12) will be interpreted or construed to transfer any liability for failure to comply with Code Section 409A or any other legal requirements from the Participant or any other individual to the Employer, the Board, the Compensation Committee, the Administrator or any other person. Each Participant, by executing a Deferral Agreement, will be deemed to have waived any claim against the Employer, the Board, the Compensation Committee and the Administrator with respect to any such tax, economic and legal consequences. A Participant should consult with professional tax advisors regarding all questions relative to the tax consequences arising from participation in the Plan.

11.8       Successors and Assigns. The terms and conditions of the Plan, as amended and in effect from time to time, will be binding upon the Company's successors and assigns, including, without limitation, any entity into which the Company may be merged or with which the Company may be consolidated.

11.9       Incompetency. If the Administrator determines, in its sole and absolute discretion, that a benefit under the Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Administrator, in its sole and absolute discretion, may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person, or, solely in the case of a minor, to a custodian under the Uniform Gifts to Minors Act or similar statute. The Administrator may require proof of minority, incompetency, incapacity, guardianship or custodial authority, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and will be a complete discharge of any liability under the Plan for such payment amount.

Pacira BioSciences, Inc. Deferred Compensation Plan	Page 16

11.10       Severability. If any provision of the Plan is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan under any law deemed applicable by the Administrator, such provision will be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Administrator's determination, materially altering the intent of the Plan, such provision will be stricken as to such jurisdiction or person, and the remainder of the Plan will remain in full force and effect.

11.11       Choice of Law. The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Delaware without giving effect to the choice or conflicts of law provisions thereof.

11.12       Compliance with Section 409A. To the extent Code Section 409A is applicable to the Plan and the benefits provided under the Plan, the Employer intends that the Plan comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. Notwithstanding any provision of the Plan to the contrary, (i) the Plan will be interpreted, operated and administered in a manner consistent with such intention, and (ii) if a Participant is a “specified employee” within the meaning of Section 409A at the time of his or her Termination, then to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax or interest under Section 409A, amounts that would (but for this provision) be payable within six months following the date of the Participant’s Termination of employment shall not be paid to the Participant during such period, but shall instead be paid in a lump sum on the first business day of the seventh month following the date of the Participant’s Termination or, if earlier, upon the Participant’s death. Moreover, the Plan will be deemed to be amended, and any deferrals and distribution elections hereunder shall be deemed to be modified, to the extent the Administrator determines to be necessary and effective to comply with the requirements of Code Section 409A and to avoid or mitigate the imposition of additional taxes under Code Section 409A, while preserving to the maximum extent possible the essential economics of the Participants' rights under the Plan.

*        *        *

Pacira BioSciences, Inc. Deferred Compensation Plan	Page 17